                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         AirTouch Communications, Inc.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

LOGO

                         AIRTOUCH COMMUNICATIONS, INC.
                             ONE CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94111

                            NOTICE OF ANNUAL MEETING
       The Tsakopoulos Library Galleria at the Sacramento Public Library
                   828 I Street, Sacramento, California 95814
                                 JUNE 13, 1996

     The 1996 Annual Meeting of Stockholders of AirTouch Communications, Inc. (the "Company") will be held on Thursday, June 13, 1996 at 10:30 a.m. (the "Meeting") for the following purposes:

     1. To elect three directors, constituting Class II of the Company's Board of Directors, to serve a three-year term.

     2. To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for 1996.

     3. To transact such other business properly brought before the Meeting, or any adjournment or postponement thereof.

     Stockholders of record at the close of business on April 14, 1996 will be entitled to vote at the Meeting or any adjournment or postponement thereof.

     A list of stockholders entitled to vote at the Meeting will be available for inspection ten days prior to the Meeting at the offices of AirTouch Cellular, 2150 River Plaza Drive, Sacramento, California 95833.

     Your vote is important. Please sign and return the enclosed proxy card in the envelope provided to ensure your representation at the Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Margaret G. Gill

                                          Margaret G. Gill
                                          Senior Vice President Legal,
                                          External Affairs and Secretary

San Francisco, California
April 10, 1996

                                PROXY STATEMENT

     This proxy statement, notice of meeting and accompanying proxy card are being mailed beginning on April 10, 1996 to stockholders of AirTouch Communications, Inc. (the "Company"), in connection with the solicitation by the Board of Directors of proxies for the Annual Meeting of Stockholders (the "Meeting") to be held on June 13, 1996.

     Proxies are solicited to provide all stockholders of record on April 14, 1996 an opportunity to vote on matters scheduled for the Meeting and described in the proxy materials. Shares can only be voted if the stockholder is present in person or by proxy. Any person giving a proxy may revoke it at any time before the Meeting by sending in a written revocation or a proxy bearing a later date. Stockholders may also revoke their proxies by attending the Meeting in person and casting a ballot. If proxy cards are signed and returned without specifying choices, the shares represented by the proxy card will be voted as recommended by the Board of Directors.

     Stockholders of record at the close of business on April 14, 1996 will be entitled to vote at the Meeting or any adjournment or postponement. Each share is entitled to one vote. On March 20, 1996, 499,068,523 shares of Common Stock, $.01 par value ("Common Stock"), were outstanding.

VOTING OF SHARES

     The director nominees who receive the highest number of votes for the number of positions to be filled will be elected. An affirmative vote of the holders of the majority of the shares present or represented by proxy at the Meeting is required for the approval of each of the other matters to be voted upon. Abstentions will be treated as votes cast on a particular matter as well as shares present and represented for purposes of establishing a quorum. Where nominee record holders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners, such broker nonvotes will not be treated as votes cast on a particular matter but will be treated as shares present or represented for purposes of establishing a quorum.

     It is the policy of the Company that the proxy, ballot or voting instruction of any stockholder be kept confidential, if requested, except as required by law or in the event of a contested proxy solicitation. The policy also provides for the tabulation of the vote by the Company's transfer agent or some other independent third party and for the certification of the vote by an independent inspector of election. The Company may, however, be informed whether or not a particular stockholder has voted and may receive periodic status reports on the aggregate vote. Your written comments on proxies or ballots may be made available to the Company, but your name and address will not be disclosed if you request confidentiality.

                                   PROPOSAL 1

ELECTION OF DIRECTORS

     There are ten members of the Board of Directors of the Company. The Company's Certificate of Incorporation divides the Board into three approximately equal classes of directors serving staggered three-year terms, with one class of directors to be elected at each annual meeting. Directors hold office until the end of their terms and until their successors have been elected and qualified.

     The proxy holders named on the proxy card will vote for the election of the three Class II nominees listed below unless otherwise instructed. These nominees have been selected by the Board of Directors and are all currently members of the Board. If you do not wish your shares to be voted for particular nominees, please identify the exceptions on the proxy card.

     If one or more of the nominees should become unavailable to serve at the time of the Meeting, the shares represented by the proxies will be voted for the remaining nominees and for any substitute nominees designated by the Board of Directors or the size of the Board will be reduced. The Nominating Committee knows of no reason why any of the nominees will be unavailable or unable to serve.

     The following is a brief description of the principal occupation for at least the past five years, age and major affiliations of each director.

CLASS II -- NOMINEES FOR ELECTION:

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES BELOW.

PHOTO
                       CAROL A. BARTZ, 47, became a director of the Company in February 1994. She is a member of the Nominating and Audit Committees. She has been Chairman of the Board, President and Chief Executive Officer of Autodesk, Inc. since April 1992. From 1983 to April 1992, Ms. Bartz served in various positions with Sun Microsystems, Inc., most recently as Vice President of Worldwide Field Operations. Ms. Bartz is also a Director of Cadence Design Systems and Network Appliance.

PHOTO
                       C. LEE COX, 55, was named Vice Chairman of the Board in November 1994. He is a member of the Nominating and Executive Committees. He has been President and Chief Executive Officer of AirTouch Cellular since November 1990. He was President and Chief Operating Officer of the Company from December 1993 to November 1994. He was President and Chief Executive Officer of the Company from 1987 to December 1993, was a director of the Company from 1987 to April 1993 and became a director again in January 1994. He was a director and a Group President of Pacific Telesis Group from 1988 to April 1994. Mr. Cox is a director of Cellular Communications, Inc. and Pacific Gas & Electric Co.

PHOTO
                       PAUL HAZEN, 54, became a director of the Company in April 1993. He is Chairman of the Audit Committee and a member of the Executive and Nominating Committees. He became Chairman and Chief Executive Officer of Wells Fargo & Company and its principal subsidiary, Wells Fargo Bank, N.A., in January 1995. He was President and Chief Operating Officer of Wells Fargo & Company and Wells Fargo Bank, N.A. from 1984 to January 1995. He served as a director of Pacific Telesis Group from 1989 to April 1994. Mr. Hazen is a director of Wells Fargo & Company, Wells Fargo Bank, N.A., Phelps Dodge Corporation and Safeway Inc.

CLASS III -- DIRECTORS CONTINUING IN OFFICE UNTIL THE 1997 ANNUAL MEETING OF
STOCKHOLDERS:

PHOTO
                       JAMES R. HARVEY, 61, became a director of the Company in April 1993. He is Chairman of the Compensation & Personnel Committee and a member of the Executive and Nominating Committees. Mr. Harvey has been Chairman of the Executive Committee of the Board of Directors of Transamerica Corporation since January 1, 1996 and was Chairman of the Board of Transamerica Corporation from 1983 to 1996. He was Chief Executive Officer of Transamerica from 1981 through 1991. He was a director of Pacific Telesis Group from 1983 to April 1994. Mr. Harvey is a director of The Charles Schwab Corporation and McKesson Corporation.

PHOTO
                       ARTHUR ROCK, 69, became a director of the Company in January 1994. He is a member of the Audit and Nominating Committees. He has been a principal in Arthur Rock & Co., a venture capital firm, since 1969. Mr. Rock is a director of Intel Corporation and Argonaut Group, Inc.

PHOTO
                       GEORGE P. SHULTZ, 75, became a director of the Company in January 1994. He is a member of the Compensation & Personnel, Executive and Nominating Committees. He has been a Professor at the Stanford University Graduate School of Business for more than five years. He served as United States Secretary of State from 1982 to 1989. Mr. Shultz is a Distinguished Fellow at the Hoover Institution, a director of the Bechtel Group, Inc., Chairman of J.P. Morgan's International Council and Chairman of the Governor's California Economic Policy Advisory Council.

PHOTO
                       ARUN SARIN, 41, became Vice Chairman of the Board in August 1995 and has been President and Chief Executive Officer of AirTouch International since May 1995. He was Senior Vice President, Corporate Strategy/Development and International Operations for the Company until August 1995, and was also responsible for Human Resources through 1994. Mr. Sarin was Vice President, Organization Design of Pacific Telesis Group from March 1993 to April 1994. He joined Pacific Telesis Group in 1984 and held a variety of positions there until April 1994.

CLASS I -- DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING OF
STOCKHOLDERS:

      PHOTO
                       SAM GINN, 59, has been Chairman of the Board and Chief Executive Officer of the Company since December 1993. He is Chairman of the Executive Committee and a member of the Nominating Committee. He was Chairman of the Board, President and Chief Executive Officer of Pacific Telesis Group from 1988 to April 1994 and became a director of Pacific Telesis Group in 1983. He was Chairman of the Board of Pacific Bell from 1988 to April 1994. Mr. Ginn is also a director of Chevron Corporation, Safeway Inc., Transamerica Corporation and Hewlett-Packard Company.

      PHOTO
                       DONALD G. FISHER, 67, became a director of the Company in January 1994. He is a member of the Compensation & Personnel and Nominating Committees. He is the founder and Chairman of the Board of The Gap, Inc. and was Chief Executive Officer of The Gap, Inc. until November 1995. He is a director of The Charles Schwab Corporation, San Francisco Bay Area Council and the National Retail Federation.

      PHOTO
                       CHARLES R. SCHWAB, 58, became a director of the Company in January 1994. He is Chairman of the Nominating Committee and a member of the Compensation & Personnel Committee. He is the founder, Chairman of the Board and Chief Executive Officer of The Charles Schwab Corporation and Chairman of Charles Schwab & Co. Inc. Mr. Schwab is a director of The Gap, Inc. and Transamerica Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS

     Regular meetings of the Board of Directors are held six times a year and special meetings are scheduled when required. The Board held seven meetings in 1995. No director attended fewer than 75 percent of the aggregate number of Board meetings and meetings of committees on which he or she served, with the exception of Mr. Schwab. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with the Chairman and other members of management on matters affecting the Company.

     The Board of Directors has established a number of standing committees; the Audit Committee, the Compensation & Personnel Committee (the "C&P Committee") and the Executive Committee. In 1995, the full Board acted as the Nominating Committee.

     The Audit Committee, which consists of Mr. Hazen, Chairman, Mr. Rock and Ms. Bartz, met six times in 1995. The Audit Committee has responsibility for recommending annually the appointment of independent public accountants and recommending action as appropriate regarding the adequacy, effectiveness and legality of the Company's accounts, internal procedures and controls. The Audit Committee also oversees the investment of trust assets related to benefit plans and pension funding policy.

     The C&P Committee, which consists of Mr. Harvey, Chairman, and Messrs. Fisher, Schwab and Shultz, met seven times in 1995. The C&P Committee has responsibility for reviewing and approving salary and compensation of all officers, reviewing candidates for promotion to or within officer levels, establishing or modifying the terms and conditions of the employment of officers, advising the Board regarding director compensation, keeping informed of and recommending material changes to employee benefit plans and administering incentive plans.

     The Executive Committee, which consists of Mr. Ginn, Chairman, Messrs. Cox, Harvey, Hazen, Sarin and Shultz, met seven times in 1995. This Committee has the full authority of the Board to the extent permitted by Delaware law. Its function is to deal with issues requiring action between scheduled Board meetings.

     The full Board acts as the Nominating Committee in recommending Board candidates. It met once in 1995. This Committee seeks individuals of proven judgment and competence who are outstanding in their chosen fields. It also considers factors such as education, geographic location, anticipated participation in Board activities and special talents or personal attributes. Stockholders who wish to suggest qualified candidates to the Nominating Committee should write to Margaret G. Gill, Secretary of the Company, at One California Street, San Francisco, California 94111, stating in detail the candidate's qualifications for consideration by the Committee.

     A stockholder who wishes to nominate a director must comply with certain procedures set out in the Company's By-Laws (see "Other Matters").

DIRECTOR COMPENSATION

     Nonemployee directors of the Company receive an annual retainer of $45,000, and committee chairs receive an additional annual retainer of $5,000. Quarterly payments of the annual retainer are reduced by 20 percent if a director is absent from one or more of the previous quarter's meetings. In addition, nonemployee directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at Board and committee meetings. Nonemployee directors may elect to defer the receipt of all or part of their retainers. Amounts deferred in 1995 earned interest at an annual rate of 9.74%.

     Directors may elect to receive all or a portion of their retainers in the form of stock options and/or stock units under the Company's 1993 Long-Term Stock Incentive Plan (the "Plan"), provided that an election to receive options or units is only effective as to amounts payable at least six months after the election is made. In the case of directors who elect to receive retainers in the form of stock units, the number of stock units is determined by dividing the amount that would otherwise be paid in cash by the arithmetic mean of the closing prices of the Company's Common Stock on the ten consecutive trading days ending with the date when the amount is payable. The stock units are immediately vested and have a maximum term of ten years, subject to earlier termination if the director's service terminates. The stock units are settled in shares of the Company's Common Stock. In the case of directors who elect to receive retainers in the form of stock options, the number of options is determined by using the Black-Scholes option valuation model. These options are immediately exercisable and have a term of seven years, subject to earlier termination if the director's service terminates. The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant, which is the date the retainers would otherwise be payable.

     Each nonemployee director of the Company is granted a stock option for 10,000 shares under the Plan upon election as a director. Additionally, each nonemployee director receives a stock option for 1,000 shares at the time of each Annual Meeting. These options generally become exercisable one year after the date of grant and have a term of ten years, subject to earlier termination if the director's service terminates. The options become exercisable in full in the event of the director's death or disability or in the event that the Company is subject to a change in control. The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant. As a condition of the initial 10,000-share option grant, each director is required, within 30 days after joining the Board, to purchase shares of the Company's Common Stock with a value of $100,000 or more.

     Directors who are also employees of the Company receive no remuneration for serving as directors or as members of committees of the Board.

     Nonemployee directors are reimbursed for the costs of cellular services and equipment. Employee directors receive similar reimbursements for services and equipment as part of their compensation as officers.

     The Company has entered into indemnity agreements with each of its directors that provide for indemnification against any judgments or costs assessed against them in the course of their service as directors. Such agreements do not permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of December 31, 1995, information regarding ownership of the Company's outstanding Common Stock on December 31, 1995, by any entity or person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                   NAME AND ADDRESS OF                         AMOUNT AND NATURE
                     BENEFICIAL OWNER                       OF BENEFICIAL OWNERSHIP     PERCENT OF CLASS
- - ----------------------------------------------------------  -----------------------     ----------------
The Equitable Companies Incorporated; AXA; and the
  Mutuelles AXA, as a group (1)...........................         34,425,467(2)               6.9%

- - ---------------
(1) This information is based on a Schedule 13G filed with the Securities and Exchange Commission by: The Equitable Companies Incorporated, 787 Seventh Avenue, New York, New York 10019; AXA, 23, Avenue Matignon, 75008 Paris France; and the Mutuelles AXA, as a group, as follows: Alpha Assurances I.A.R.D. Mutuelle and Alpha Assurances Vie Mutuelle, 101-100 Terrasse Boieldieu, 92042 Paris La Defense France; AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, La Grande Arche, Pardi Nord, 92044 Paris La Defense France; and, Uni Europe Assurance Mutuelle, 24 Rue Drouot, 75009 Paris France.

(2) The above described beneficial owners report voting and dispositive power as follows: The Equitable Companies Incorporated reports sole voting power with respect to 24,716,126 shares; shared voting power with respect to 832,500 shares; sole dispositive power with respect to 34,379,038 shares; and shared dispositive power with respect to 4,029 shares; AXA and the Mutuelles AXA, as a group reports sole voting power with respect to 24,758,562 shares; shared voting power with respect to 832,500 shares; sole dispositive power with respect to 34,421,438 shares; and, shared dispositive power with respect to 4,029 shares.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 1, 1996, information regarding ownership of the Company's outstanding Common Stock on March 1, 1996 by (i) each Named Executive Officer, (ii) each director and (iii) all executive officers and directors as a group. The table also includes the number of shares subject to outstanding options to purchase Common Stock of the Company which are currently exercisable or become exercisable within 60 days of March 1, 1996.

                                                 AMOUNT AND
                                                  NATURE OF                                  PERCENT
                                                 BENEFICIAL                                    OF
           NAME OF BENEFICIAL OWNER               OWNERSHIP       OPTIONS        TOTAL        CLASS
- - -----------------------------------------------  -----------     ---------     ----------    -------
Sam Ginn.......................................     99,090(1)      626,992        726,082     *
C. Lee Cox.....................................     34,775(2)      209,497        244,272     *
Lydell L. Christensen..........................      8,617(3)      159,549        168,166     *
Margaret G. Gill...............................      1,932(4)       30,000         31,932     *
Mohan Gyani....................................     20,397(5)       61,540         81,937     *
Arun Sarin.....................................     27,991(6)       93,989        121,980     *
Carol A. Bartz.................................      4,500(7)       12,085         16,585     *
Donald G. Fisher...............................     44,000(8)       11,161         55,161     *
James R. Harvey................................      7,467(9)       21,130         28,597     *
Paul Hazen.....................................      6,098          19,844         25,942     *
Arthur Rock....................................    182,572(10)      12,085        194,657     *
Charles R. Schwab..............................      4,300(11)      12,202         16,502     *
George P. Shultz...............................     10,000(12)      12,085         22,085     *
All directors and executive officers as a group
  (14 persons).................................    452,063       1,293,359      1,733,898     *

- - ---------------
*Less than 1%

 (1) Includes 40,738 shares held by Mr. Ginn's Family Trust, of which Mr. Ginn is the Trustee, and 4,440 shares held by Mr. Ginn's children's Trusts, of which Mr. Ginn is the Trustee. Includes 40,000 shares of restricted stock and 13,912 shares held in retirement plans.

 (2) Includes 20,000 shares of restricted stock and 743 shares held in retirement plans.

 (3) Includes 1,737 shares held in retirement plans.

 (4) Includes 362 shares held in a retirement plan.

 (5) Includes 6,000 shares of restricted stock and 9,499 shares held in retirement plans.

 (6) Includes 20,000 shares of restricted stock and 6,349 shares held in retirement plans.

 (7) All shares are held by Ms. Bartz's Family Trust, of which Ms. Bartz is the Trustee.

 (8) Includes 40,000 shares held by Mr. Fisher's Charitable Trust, of which Mr. Fisher is the Trustee.

 (9) All shares are held by Mr. Harvey's Family Trust, of which Mr. Harvey is the Trustee.

(10) Includes 2,572 shares held by Mr. Rock's spouse.

(11) Includes 300 shares held by Mr. Schwab's Family Trust, of which Mr. Schwab is the Trustee.

(12) All shares are held by Mr. Schultz's Family Trust, of which Mr. Shultz is the Trustee.

REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE ON
EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers is determined by the C&P Committee, which consists exclusively of nonemployee directors. The C&P Committee engages independent executive compensation consultants to assess competitive levels of executive compensation.

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

     The three key elements of the Company's executive compensation program are base salary, an annual cash bonus and long-term incentives, which consist primarily of stock options.

     The base salaries of executive officers are set at approximately the 50th-percentile level relative to executives employed by similar companies. (This means that base salaries at approximately 50% of the other companies are higher). If performance targets are met but not exceeded, cash bonuses are also intended to be at approximately the 50th-percentile level. If performance warrants, executive officers have the opportunity to receive total compensation, including base salary, annual bonus and long-term incentives, which is projected to be at approximately the 75th percentile. The emphasis on long-term incentives is intended to encourage executives to focus on the growth of the Company and the value of its stock.

     In assessing competitive levels of executive compensation for 1995, the C&P Committee considered a comparative study of the compensation of executive officers of similar companies conducted by an independent executive compensation consultant. The study analyzed 1994 proxy information reported by selected high-growth telecommunications or comparable technology-based companies deemed to be more appropriate comparators than general industry. The group of companies considered by the C&P Committee is not the same as the Peer Group shown in the performance graph on page 10, because the Company competes for executive talent with companies other than those included in the Peer Group.

ANNUAL CASH BONUS

     Executive officers and all employees participate in an annual incentive plan under which the cash bonus component of their compensation is determined. Under the plan, the C&P Committee determines a standard award amount for each executive officer. The plan provides for annual payment of cash bonuses in amounts equal to a percentage of the standard award, based on the level of achievement of selected corporate performance objectives in the preceding year. The performance objectives vary by business entity and are determined by the C&P Committee in conjunction with the Board's approval of the Company's business plans at the start of the fiscal year. Bonuses for 1995 were based on the achievement of financial and operating performance objectives such as operating cash flow margin, free cash flow, operating profit and net gains as well as the achievement of strategic milestones.

LONG-TERM INCENTIVES

     Long-term incentives are linked to growth in the value of the Company's stock and consist primarily of stock options. Prior to 1995, all stock options, other than options replacing awards made in prior years by Pacific Telesis Group, have been granted with an exercise price equal to the fair market value of the stock at the time of grant and, therefore, provide no compensation to the executive unless the value of the stock increases.

PREMIUM-PRICED OPTIONS

     In 1995, the C&P Committee hired an independent executive compensation consultant, Strategic Compensation Associates, to perform a study of the Company's entire executive compensation programs. As a result of that study and the C&P Committee's desire to even further align the compensation of executive officers with the interests of stockholders, the C&P Committee decided to grant executive officers long-term incentives in the form of premium-priced options rather than fair market value options.

     Premium-priced options are granted with an exercise price at a premium above the fair market value of the stock at the time of grant and are subject to stricter forfeiture provisions. The primary purpose of these options is to strongly motivate executive officers to achieve outstanding returns for stockholders. Unlike fair market value options (under which an executive receives compensation for any increase in stock value after the date of grant), premium-priced options are designed so that an executive receives no compensation until the value of the stock exceeds the above-market exercise price. Thus, stockholders will receive significant appreciation in their investment in the Company before executives can realize any gains on their premium-priced options.

     Implementing its philosophy of targeting total compensation at the 75th-percentile of the comparator companies, the C&P Committee approved a two-year grant of premium-priced options for executive officers as follows. In November of 1995, the Committee granted options at a 10 percent premium above fair market value. Executive officers will forfeit all of these options if the Company's common stock does not reach the exercise price of $33.275 per share on any 10 days within three years of the date of grant. Early in 1996, the Committee granted options at 50, 70 and 90 percent premiums above fair market value, also subject to four, five and six-year forfeiture provisions, respectively.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     The C&P Committee has reviewed the impact of Section 162(m) of the Internal Revenue Code on the Company. This provision limits the amount of compensation that the Company may deduct from its taxable income for any year to $1 million for any of its five most highly compensated executive officers. The Company's 1993 Long-Term Stock Incentive Plan includes provisions intended to ensure that the Company may deduct compensation arising from the exercise of stock options without regard to the limitation. The C&P Committee has deferred action with respect to short-term incentives, since no executive officer's compensation materially exceeded the limitation for 1995.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Ginn's salary for 1995 was based on the C&P Committee's assessment of his individual performance, his experience in the Company's business and the C&P Committee's analysis of the salaries paid by comparable companies, as described above.

     Like other executive officers and employees, Mr. Ginn participates in the Company's annual incentive plan under which the cash bonus component of his compensation is determined. As described above, Mr. Ginn's cash bonus for 1995 was based on the level of achievement of predetermined performance objectives, including a weighted average of financial, strategic and operational objectives of each of the Company's business units, Company-consolidated earnings objectives and corporate headquarters expense targets. The relative weight of each performance objective was 70%, 10% and 20%, respectively. The performance objectives were exceeded by 17% in the aggregate, resulting in a bonus equal to 117% of the standard award set by the C&P Committee.

     The number of premium-priced options granted to Mr. Ginn in 1995 and early 1996 was based on the C&P Committee's policy of providing long-term incentives that will result in total compensation at the 75th-percentile level relative to comparable companies. This policy reflects the C&P Committee's emphasis on long-term incentives related to growth in the value of the stockholders' investment in the Company.

April 4, 1996

                      COMPENSATION AND PERSONNEL COMMITTEE

                           James R. Harvey, Chairman
                                Donald G. Fisher
                               Charles R. Schwab
                                George P. Shultz

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's Common Stock with a comparable return of the S&P 500 Index (the "S&P 500") and a self-determined group of peer companies (the "Peer Group"). The Peer Group consists of Vodafone Group PLC, Rogers Cantel Mobile Communications, Inc., United States Cellular Corporation, Cellular Communications, Inc. and Vanguard Cellular Systems, Inc.

     The graph assumes that $100 was invested at the time of the Company's initial public offering on December 2, 1993 in each of the Company's Common Stock, the S&P 500 and the Peer Group, and that dividends in the S&P 500 and Peer Group were reinvested.

COMPARISON OF AIRTOUCH COMMUNICATIONS, INC., THE S&P 500 AND THE COMPANY'S PEER
                                     GROUP

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)             ATI           S&P 500       PEER GROUP
DEC-93                                     100             100             100
JAN-94                                     109             104             103
MAR-94                                      90              97              92
JUN-94                                     102              97              93
SEP-94                                     124             102             112
DEC-94                                     126             102             118
MAR-95                                     118             112             112
JUN-95                                     123             123             122
SEP-95                                     133             133             134
DEC-95                                     122             141             119

EXECUTIVE COMPENSATION

     The following table discloses compensation earned by the Chief Executive Officer and the five other most highly paid executive officers (the "Named Executive Officers") for the three fiscal years ended December 31, 1995. Prior to April 1, 1994, the Company was an 86.1% owned subsidiary of Pacific Telesis Group ("Telesis") from which it was spun off on April 1, 1994 (the "Spin-off"). Prior to the Spin-off, all payments to the Named Executive Officers, except for Mrs. Gill, were made by Telesis. Unless otherwise indicated, positions listed are with the Company.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM COMPENSATION
                                                                -------------------------------------
                                                                         AWARDS
                                     ANNUAL COMPENSATION        ------------------------    PAYOUTS
                                ------------------------------                   (G)       ----------
                                                         (E)        (F)       SECURITIES                   (I)         (C+D+H)
          (A)                                           OTHER    RESTRICTED   UNDERLYING      (H)          ALL          TOTAL
       NAME AND           (B)      (C)        (D)      ANNUAL      STOCK       OPTIONS/       LTIP        OTHER          CASH
  PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)   COMP($)  AWARDS($)(1)   SARS(#)     PAYOUTS($)   COMP($)(2)    COMP($)(3)
- - -----------------------  -----  ---------   --------   -------  ------------  ----------   ----------   ----------   ------------
Sam Ginn...............   1995  $650,000   $571,000   $  --      $        0     435,750     $      0     $115,000     $1,221,000
Chairman of the Board     1994   618,000    493,000      --       2,119,098     398,000            0      179,000      1,111,000
  and Chief Executive     1993   744,000    793,000    93,000             0           0      592,000      118,000      2,129,000
    Officer

C. Lee Cox.............   1995   440,000    298,000      --               0     219,330            0       76,000        738,000
Vice Chairman of the      1994   419,000    330,000      --       1,001,827     195,900            0      129,000        749,000
  Board                   1993   458,000    291,000    46,000             0           0      320,000       80,000      1,069,000

Lydell L.
  Christensen(4).......   1995   290,000    187,000      --               0           0            0       68,000        477,000
Executive Vice            1994   275,000    206,000      --         264,257     101,100            0       91,000        481,000
  President               1993   274,000    243,000    23,000             0           0       83,000       47,000        600,000

Arun Sarin.............   1995   276,000    171,000      --               0     249,330            0       43,000        447,000
Vice Chairman of the      1994   227,000    168,000      --         639,863      72,800            0       38,000        395,000
  Board                   1993   217,000    110,000    16,000             0           0       95,000       21,000        422,000

Margaret G. Gill(5)....   1995   275,000    140,000      --               0      98,070            0       44,000        415,000
Senior Vice President     1994   255,000    160,000      --               0      60,000            0        9,000        415,000
  Legal, External
    Affairs and
  Secretary

Mohan Gyani............   1995   229,000    116,000      --         110,000     128,070            0       33,000        345,000
Executive Vice            1994   173,000    101,000      --         180,575      35,600        1,000       20,000        275,000
  President and           1993   166,000     80,000      --               0           0        1,000        8,000        247,000
  Chief Financial
    Officer

- - ---------------
(1) Aggregate number of unvested shares of restricted stock and their value at fiscal year end ($28.125 per share) are as follows: Mr. Ginn -- 40,000 shares, $1,125,000; which vest with respect to 10,000 shares on 11/18/96, 10,000 shares on 11/18/97, 10,000 shares on 11/18/98 and 10,000 shares on
    11/18/99. Mr. Cox -- 20,000 shares, $562,500; Mr. Sarin -- 20,000 shares,
    $562,500; and Mr. Gyani -- 6,000 shares, $168,750. Includes Phantom Stock Units ("Units") which were converted in connection with the Spin-off from awards originally granted under the Telesis Long Term Incentive Plan for the completed portion of the three-year performance cycle ending December 31, 1995. Units convert on a one for one basis into Common Stock of the Company. Awards for the three-year performance cycle ending December 31, 1995 settled on January 26, 1996 as follows: Mr. Ginn -- 17,092 Units; Mr. Cox -- 7,938 Units; Mr. Christensen -- 4,607 Units; Mr. Sarin -- 2,231 Units; and Mr. Gyani -- 1,507 Units, all of which were deferred under the Company's Deferred Compensation Plan with the exception of Mr. Gyani's.

(2) Includes "above-market" interest on deferred compensation under the Company's Deferred Compensation Plan for 1995 for each of the Named Executive Officers: $98, $64, $252, $44, $26 and $8 respectively. Also includes Company contributions under the Company's Retirement Plan for Mr. Ginn -- $15,421; Mr. Cox -- $14,182; Mr. Christensen -- $14,516; Mr.
    Sarin -- $14,594; Mrs. Gill -- $15,192; and Mr. Gyani -- $14,347. Also
    includes Company contributions under the Company's Deferred Compensation Plan for each of the Named Executive Officers of: $99,288, $62,031, $53,691, $28,699, $28,350 and $18,788 respectively.

(3) Includes Salary, Bonus and LTIP Payouts.

(4) Mr. Christensen retired from the Company effective February 14, 1996.

(5) Mrs. Gill joined the Company in January, 1994, and thus received no payments from Telesis in 1993.

     The following table provides information on stock option grants during fiscal year 1995 to the Named Executive Officers.
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
- - ----------------------------------------------------------------------------------
                             NUMBER OF                                                  POTENTIAL REALIZED VALUE AT
                             SECURITIES     % OF TOTAL                                    ASSUMED ANNUAL RATES OF
                             UNDERLYING    OPTIONS/SARS                                  STOCK PRICE APPRECIATION
                              OPTIONS/      GRANTED TO    EXERCISE OR                         FOR OPTION TERM
                                SARS       EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------------------
           NAME             GRANTED (#)    FISCAL YEAR      ($/SH)         DATE      0% ($)     5% ($)       10% ($)
- - --------------------------- ------------   ------------   -----------   ----------   ------   ----------   -----------
Sam Ginn...................    435,750(1)      5.97         $33.275       11/16/05      $0    $6,971,591   $19,689,673
C. Lee Cox.................    219,330(1)      3.01          33.275       11/16/05       0     3,509,074     9,910,582
Lydell L. Christensen(3)...       --            --             --            --         --         --           --
Arun Sarin.................    219,330(1)      3.01          33.275       11/16/05       0     3,509,074     9,910,582
                                30,000(2)       .41          31.50         7/30/02       0       384,532       896,057
Margaret G. Gill...........     98,070(1)      1.34          33.275       11/16/05       0     1,569,028     4,431,363
Mohan Gyani................     98,070(1)      1.34          33.275       11/16/05       0     1,569,028     4,431,363
                                30,000(2)       .41          31.50         7/31/02       0       384,532       896,057
Stock price per share(4)...                                                          $30.25       $49.27        $78.46
                                                                                      31.50        44.32         61.38
Added Value to All
  Stockholders(5)..........                                                              0    $9.5 billion $24.0 billion
                                                                                         0     6.4 billion  14.9 billion
Named Executive officers as
  % of Added Value to all
  Stockholders.............                                                             --          .18%           .2%
                                                                                        --          .01%          .01%

- - ---------------
(1) Premium-priced options granted in November of 1995 with an above-market exercise price of $33.275 and a term of 10 years. These options will be forfeited unless the Company's common stock reaches the above-market exercise price on any ten days prior to the third anniversary of the grant date. See the Report of the Compensation and Personnel Committee beginning on page 7 for further discussions of premium-priced options.

(2) Options granted in July and August 1995 with an exercise price of $31.50 and a term of 7 years.

(3) Mr. Christensen retired from the Company effective February 14, 1996.

(4) The projected fair market value of a share of AirTouch stock at the end of the option terms (10 years for November 1995 grants, 7 years for July/August 1995 grants) after applying the stated assumed annual rates to the fair market value on the date of grant.

(5) Represents aggregate increases in market capitalization of AirTouch Communications, Inc. based upon the outstanding shares (498,756,014) of AirTouch stock as of December 31, 1995 if the stock price were to increase annually by 0%, 5% and 10% over the terms of the options.

     The following table provides information on the value of each of the Named Executive Officer's options/SARs at December 31, 1995.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                               NUMBER OF
                                                                               SECURITIES
                                                                               UNDERLYING        VALUE OF UNEXERCISED
                                                                              UNEXERCISED            IN-THE-MONEY
                                                                            OPTIONS/SARS AT          OPTIONS/SARS
                                                                               FY-END (#)           AT FY-END ($)*
                                               SHARES                     --------------------   ---------------------
                                            ACQUIRED ON       VALUE           EXERCISABLE/           EXERCISABLE/
                   NAME                     EXERCISE (#)   REALIZED ($)      UNEXERCISABLE           UNEXERCISABLE
- - ------------------------------------------  ------------   ------------   --------------------   ---------------------
Sam Ginn..................................     31,010        $712,963        461,281/751,460     $4,787,940/$2,413,902
C. Lee Cox................................     70,000         955,654        199,267/374,835       1,957,200/1,189,914
Lydell L. Christensen.....................     --              --             141,849/17,700         1,289,322/128,325
Arun Sarin................................     --              --             65,387/307,932           644,434/449,865
Margaret G. Gill..........................     --              --              9,998/148,072            77,485/387,516
Mohan Gyani...............................     --              --             46,739/156,370           548,299/216,425

- - ---------------
* Based on the closing price on the New York Stock Exchange-Composite Transactions of the Company's Common Stock on December 29, 1995 of $28.125 per share.

PENSION PLAN

     In connection with the Spin-off, the Company's qualified and nonqualified pension plans generally assumed liability for accrued benefits of the Named Executive Officers under Telesis' qualified and nonqualified pension plans. ("Qualified pension plans" are plans that are intended to qualify for preferential tax treatment under section 401(a) of the Internal Revenue Code of 1986.) Corresponding assets were transferred from the Telesis plans to the Company's plans. Mrs. Gill is not eligible to participate in the Company's qualified and nonqualified pension plans. Mr. Ginn does not participate in the Company's nonqualified pension plans.

     As is the case with most of the Company's employees, none of the Named Executive Officers any longer accrues a benefit under the Company's qualified pension plan related to service with the Company. Increases in compensation continue to produce increased accruals under the qualified pension plan.

     The following table shows the total annual pension benefits (stated as a single-life annuity) that would be received by an executive officer of the Company retiring today at age 65 under the Company qualified and nonqualified pension plans. It assumes various specified levels of total years of service and average annual compensation (which includes base salary and the standard award under the Short-Term Incentive Plan) during the final five years of service. The benefits shown in the table generally are not subject to offsets for Social Security benefits or other payments.

        -------------------------------------------------------------------------------------

           AVERAGE ANNUAL
         COMPENSATION DURING
         FINAL FIVE YEARS OF
               SERVICE                       YEARS OF SERVICE PRIOR TO RETIREMENT
        -------------------------------------------------------------------------------------
                                       15          20          25          30          35
        -------------------------------------------------------------------------------------
        $  300,000                 65,250      87,000     108,750     130,500     152,250
        -------------------------------------------------------------------------------------
           350,000                 76,125     101,500     126,875     152,250     177,625
        -------------------------------------------------------------------------------------
           400,000                 87,000     116,000     145,000     174,000     203,000
        -------------------------------------------------------------------------------------
           450,000                 97,875     130,500     163,125     195,750     228,375
        -------------------------------------------------------------------------------------
           500,000                108,750     145,000     181,250     217,500     253,750
        -------------------------------------------------------------------------------------
           550,000                119,625     159,500     199,375     239,250     279,125
        -------------------------------------------------------------------------------------
           650,000                141,375     188,500     235,625     282,750     329,875
        -------------------------------------------------------------------------------------
           700,000                152,250     203,000     253,750     304,500     355,250
        -------------------------------------------------------------------------------------
           800,000                174,000     232,000     290,000     348,000     406,000
        -------------------------------------------------------------------------------------
           900,000                195,750     261,000     326,250     391,500     456,750
        -------------------------------------------------------------------------------------
         1,000,000                217,500     290,000     362,500     435,000     507,500
        -------------------------------------------------------------------------------------
         1,200,000                261,000     348,000     435,000     522,000     609,000
        -------------------------------------------------------------------------------------

     The 1995 compensation of Messrs. Ginn, Cox, Christensen, Sarin and Gyani covered by the pension plans was $150,000, $695,000, $450,000, $422,705 and
$330,934 respectively. As of December 31, 1995, the years of service of Messrs. Ginn, Cox, Christensen, Sarin and Gyani for purposes of calculating a pension benefit, were 34, 30, 7, 9 and 16, respectively.

     Under one of the Company's nonqualified pension plans, eligible officers who terminate after attaining age 55 and completing 10 years of service as an officer are entitled to a minimum pension of 45% of average annual compensation. This minimum pension is increased by an additional 1% per year, up to a maximum of 50% at 15 or more years of service as an officer. As is required under special terms of his employment contract, the age-55 threshold for eligibility for the minimum pension benefit is waived for Mr. Cox if his employment is involuntarily terminated for any reason other than cause, death or disability. As of December 31, 1995, the completed years of service of Messrs. Cox, Christensen, and Sarin that are credited under the minimum pension provisions were 11, 8, and 6, respectively.

     Pursuant to a separate agreement with Mr. Christensen that provides for special minimum benefits under the Company's pension plans, Mr. Christensen will receive aggregate pension benefits equal to 38% of his average annual compensation.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT OR
CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has entered into employment agreements with each of the Named Executive Officers that provide for specified payments in case of termination of employment and, in Mr. Christensen's case, for certain relocation benefits. Under her employment agreement Mrs. Gill was entitled to a guaranteed minimum aggregate amount of salary and Short-Term Incentive Plan bonus of $400,000 in each of the years 1994 and 1995. The agreements were approved by the C&P Committee. The employment agreements have no fixed term and may be terminated by either party upon one year's notice.

     The amount payable upon termination of employment depends upon the type of termination and whether it occurs after a "change in control." Regardless of whether there has been a change in control, if an officer's employment is involuntarily terminated for any reason other than cause, death or disability, the Company will make a cash payment equal to one times base compensation, plus 100% of the standard award under the Short-Term Incentive Plan for that calendar year. Also, the officer's health care and life insurance benefits are continued for one year and, in the case of all of the Named Executive Officers, the one-year period following termination counts as service for purposes of vesting and exercise grace periods under all of the Company's option, restricted stock and incentive plans. In addition, Mr. Cox will be entitled to special eligibility terms for a minimum pension benefit, as is discussed under "Pension Plan."

     If the officer's employment ends in a "qualifying termination" within three years after a "change in control," the Company will make a cash payment equal to one times base compensation, plus 100% of the standard award under the Short-Term Incentive Plan for that calendar year. For the Named Executive Officers, the payment in these circumstances is equal to two times base compensation, plus 200% of the standard award under the Short-Term Incentive Plan for that calendar year. If the qualifying termination within three years after a change in control is a termination by the Company for any reason other than cause, death or disability, these payments are in addition to the payment that is usually made in these circumstances.

     A "qualifying termination" is an involuntary termination by the Company for any reason, or a "constructive termination," which means a material reduction in salary or benefits, a material change in responsibilities, or a requirement to relocate that would increase the officer's one-way commute distance by more than 40 miles. For the Named Executive Officers, a "qualifying termination" also includes a voluntary termination during the 13th month after the change in control.

     A "change in control" is defined generally as (1) the acquisition of 50% or more of the securities of the Company; (2) a change in the composition of the Company's Board of Directors so that fewer than two-thirds of the directors are "continuing directors;" (3) the direct or indirect acquisition of 20% or more of the securities of the Company without the approval of a majority of the continuing directors; or (4) certain mergers, consolidations, sales or liquidations of substantially all of the assets of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has provided a $100,000 loan to Mr. Hazen under the Company's equity purchase program, to finance the purchase of $100,000 worth of the Company's Common Stock. The term of the loan is five years, with an option to extend for an additional five years. Final maturity is ten years or, if earlier, 30 days following the borrower's resignation from the Board. No interim payments are otherwise due. The interest rate for such loan is 6%, which was established at the time the loan was made and will be reset if the loan is renewed for an additional five years. The interest rate was determined using the greater of the mid-term, adjusted Applicable Federal Rate, as published by the Internal Revenue Service, or the Company's cost of funds, currently equivalent to the five-year Treasury rate plus 85 basis points, but in no event higher than permitted under the California usury laws (10%). Interest will compound annually and be paid at the end of each five-year term. The principal and interest balance at December 31, 1995 was $111,152.39.

     Mrs. Gill's sister-in-law is Vice President and General Counsel of U.S. Computer Services. AirTouch Paging, a subsidiary of the Company, entered into an agreement with U.S. Computer Services d/b/a International Billing Services on January 23, 1995 (the "Agreement"). The Agreement provides for printing and mailing services of monthly billing statements to customers of AirTouch Paging. The Agreement is for a five-year term with approximately $1.2 million in minimum annual fees.

     Mr. Rock's wife is a partner in the law firm of Pillsbury Madison & Sutro LLP, which provides legal services to the Company and certain of its subsidiaries.

                                   PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICE
                                WATERHOUSE LLP.

     The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Price Waterhouse LLP, independent accountants to audit the financial statements of the Company for 1996. The Board of Directors recommends that the stockholders vote "FOR" such ratification. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

     For the year 1995, Price Waterhouse LLP audited the financial statements of the Company and some of its subsidiaries, and provided other audit services to the Company in connection with Securities and Exchange Commission filings, the review of interim financial statements and audits of pension and other employee benefit plans.

     One or more members of the firm are expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     The Company has chosen not to extend the engagement of Coopers & Lybrand L.L.P. effective July 1, 1995 as the Company's independent auditors. To effect an orderly transition Coopers & Lybrand L.L.P. provided services to the Company in connection with the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

     The reports of Coopers & Lybrand L.L.P. on the Company's consolidated financial statements for each of the two fiscal years ended December 31, 1993 and December 31, 1994, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     The decision to change independent auditors was recommended by the Company's Audit Committee and approved by the Board of Directors.

     During the Company's two most recent fiscal years and through June 30, 1995, the Company had no disagreements with Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Coopers & Lybrand L.L.P., would have caused them to make reference thereto in their report on the consolidated financial statement of the Company for such years.

     During the Company's two most recent fiscal years and through June 30, 1995, the Company had no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     The Company requested that Coopers & Lybrand L.L.P. furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agreed with the above statements. A copy of that letter dated July 6, 1995 was filed as Exhibit 16 to a Form 8-K filed with the Securities and Exchange Commission on July 7, 1995.

     The Company engaged Price Waterhouse LLP as its new independent accountant effective July 1, 1995.

     During the Company's two fiscal years ended December 31, 1993 and December 31, 1994 and through the date of engagement of Price Waterhouse LLP, the Company had not consulted with Price Waterhouse LLP regarding any of the matters specified in Item 304(a)(2) of Regulation S-K.

OTHER MATTERS

     The proxy card, in addition to voting choices specifically marked, and unless otherwise indicated by the stockholder, confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Meeting which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for stockholder action at the Meeting.

     To be eligible for inclusion in the Company's 1997 proxy statement, stockholder proposals must be received at the Company's principal executive offices no later than December 12, 1996.

     If a stockholder desires to bring business before the Meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company's By-Laws. One of the procedural requirements in the By-Laws is timely notice to the Company in writing of the business the stockholder proposes to bring before the Meeting. A copy of these procedures is available upon request from the Secretary of the Company, One California Street, San Francisco, California 94111. It should be noted that these By-Law procedures govern proper submission of business to be put before a stockholder vote and do not preclude discussion by any stockholder of any business properly brought before the Meeting.

     If a stockholder wants to nominate a person for election to the Board of Directors other than a director nominated by the Nominating Committee, the Stockholder must follow procedures outlined in the Company's By-Laws. One of the procedural requirements in the By-Laws is timely notice to the Company in writing of the proposed nomination to be made at the Meeting. A copy of the By-Laws provision governing the requirements for the notice is available upon request from the Secretary of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the Company's directors and officers to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission. Based upon the Company's review of the reporting forms received by it and written representations from certain persons that no Form 5 reports were required to be filed by those persons, the Company believes that all filing requirements applicable to its directors, officers and 10% stockholders were complied with for fiscal year 1995, except by a trust established by the now deceased parents of Mr. Cox, of which Mr. Cox was a Trustee in 1995. This trust inadvertently filed its Form 3 late. The Form was due when the trust received Company stock pursuant to the Company's Spin-off from Telesis.

SOLICITATION OF PROXIES

     The Company will pay all costs of distribution and solicitation of proxies. Brokers, nominees, fiduciaries and other custodians will be reimbursed their reasonable fees and expenses incurred in forwarding proxy materials to beneficial owners. Georgeson & Co., New York, has been retained at an estimated cost of $14,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. This solicitation will be by mail, telephone, and other means.

By Order of the Board of Directors,

/s/ Margaret G. Gill
- - -------------------------------------
Margaret G. Gill
Senior Vice President
Legal, External Affairs and Secretary

                        (LOGO) Printed on Recycled Paper

                                ADMISSION TICKET

                        [AIRTOUCH COMMUNICATIONS LOGO]


                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 13, 1996
                    THE TSAKOPOULOS LIBRARY GALLERIA AT THE
                           SACRAMENTO PUBLIC LIBRARY
                                  828 I STREET
                              SACRAMENTO, CA 95814



- - --------------------------------------------------------------------------------

[AIRTOUCH COMMUNICATIONS LOGO]                     PROXY/VOTING INSTRUCTION CARD

- - --------------------------------------------------------------------------------

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        AIRTOUCH COMMUNICATIONS, INC.
                    FOR THE ANNUAL MEETING ON JUNE 13, 1996

I(we) hereby authorize Sam Ginn or Margaret G. Gill, or one of them, and each with the power to appoint his or her substitute, to vote as Proxy for me (us) at the Annual Meeting of Stockholders to be held at The Tsakopoulos Library Galleria, Sacramento Public Library 828 I Street, Sacramento, CA 95814 on
June 13, 1996 at 10:30 AM, or any adjournment or postponement thereof, the number of shares which I(we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. THE PROXIES WILL VOTE AS THE BOARD OF DIRECTORS RECOMMENDS WHERE I(WE) DO NOT SPECIFY A CHOICE.

THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS FOR SHARES HELD OF RECORD IN THE AIRTOUCH COMMUNICATIONS, INC. RETIREMENT PLAN, THE PACIFIC TELESIS GROUP SUPPLEMENTAL RETIREMENT AND SAVINGS PLAN FOR SALARIED EMPLOYEES AND THE PACIFIC TELESIS GROUP SUPPLEMENTAL RETIREMENT AND SAVINGS PLAN FOR NON-SALARIED EMPLOYEES (THE "PLANS") AND I HEREBY AUTHORIZE THE RESPECTIVE TRUSTEES OF THE PLANS TO VOTE MY SHARES HELD IN MY ACCOUNTS

                                        AirTouch Communications, Inc.
                                        P.O. Box 11996
                                        NEW YORK, N.Y. 10203-0996
(To be continued and signed
   on the reverse side.)

[AIRTOUCH COMMUNICATIONS LOGO]

Sam Ginn
Chairman and Chief Executive Officer

        April 1996

        Dear Stockholder:

        Enclosed is AirTouch Communications' 1995 Annual Report and Proxy Statement relating to our 1996 Annual Stockholders' Meeting. As our Annual Report describes, we stepped up the pace last year, adding a record number of new customers while continuing our global expansion.

        The 1996 Annual Meeting will be held in Sacramento on Thursday, June 13 at 10:30 am. The location is the Tsakopoulos Library Galleria at the Sacramento Public Library. If you plan to attend, be sure to bring the admission ticket to the meeting. The admission ticket is printed on the back of this form.

        Your vote is important, so whether or not you plan to attend the meeting, please take time to complete and return the attached proxy card.

        Sincerely,


        /s/ Sam Ginn


        Sam Ginn

                             DETACH PROXY CARD HERE
                             -                    -
- - -------------------------------------------------------------------------------

1. Election of Directors                                                2. Ratification of the appointment of accountants.
   The Board of Directors recommends a vote "FOR" the nominees             The Board of Directors recommends a vote "FOR" the
   listed below:                                                            appointment of accountants.
   (Nominees: Carol A. Bartz, C. Lee Cox, Paul Hazen)

For   / /       Withheld  / /      Exceptions*  / /                     For  / /        Against  / /       Abstain  / /

*Exceptions                                                                     Check here if you
           -------------------------------------------------

To vote your shares for all Director nominees, mark the "For"                   - plan to attend the Annual Meeting          / /
box on Item 1. To withhold your votes for all nominees, mark
the "Withheld" box. If you do not wish your shares voted for                    - want to stop receiving more than
a particular nominee, mark the "Exceptions" box and enter the                     one Annual Report to this address          / /
name(s) of the exception(s) in the space provided. Such a mark
will be deemed a vote "FOR" all nominees other than those                       - have a change of address on this card      / /
listed as exceptions.                                                             (Indicate address change below)

3. In their discretion, the Proxies are authorized to vote upon such            - want your vote kept confidential           / /
   other business as may properly come before the meeting or any
   adjournment or postponement thereof.                                         Please sign name exactly as it appears on this card.
                                                                                Joint owners should each sign. Attorneys, trustees,
                                                                                executors, administrators, custodians, guardians or
                                                                                corporate officers should give full title.

                                                                                DATE
                                                                                     ----------------------------------------------
                                                                                SIGNATURE
                                                                                          -----------------------------------------
                                                                                SIGNATURE
                                                                                          -----------------------------------------
SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED                VOTES MUST BE INDICATED         / /
ENVELOPE.                                                                       (X) IN BLACK OR BLUE INK.